Memorial Day weekend promotion in Connecticut and New York stores gives consumers a chance to meet producers USPB Members Promote Beef at Stew Leonard’s Stores

Four USPB member couples had an opportunity to trade their Memorial Day weekend in for a couple of days of promoting beef at Stew Leonard’s grocery stores in Connecticut and New York. It was experience they won’t soon forget. Turns out USPB members are pretty good sales people as the four stores sold approximately 50,000 one-pound Porterhouse steaks during the weekend promotion.

John and Paula Adams, Plains, KS, Reeves and Betsy Brown, Beulah, CO, Matt and Amy Perrier, Eureka, KS, and Shane and Morgan Tiffany, Council Grove, KS, along with USPB ’s Bill Miller and wife Debbie, Council Grove, KS, handed out samples of the featured Porterhouse steaks to consumers who were eager to taste Stew Leonard’s “Naked” beef. “Naked” beef is Stew Leonard’s label for our NatureSource® Natural Angus Beef product.

Built around the family dairy, the original store is located in Norwalk, CT. Today, there are four Stew Leonard’s stores and they have been referred to as the Disneyland of grocery stores by the New York Times for good reason. There are numerous entertainment activities to capture the attention of children—and to slow down parents to give them an “opportunity” to sample and buy more products. Over 80 percent of the items sold in these stores are fresh.

The family-owned business has been recognized by Fortune magazine as one of the top 100 companies to work for each of the last nine years. Stew Leonard’s has 2,400 employees in its four stores. Customer service is job one with the company being built around two simple rules: “Rule 1. The customer is always right; Rule 2. If the customer is ever wrong, re-read rule 1.” Not surprisingly, Stew Leonard’s has a loyal customer base in a heavily populated area that offers consumers a lot of shopping alternatives. More than 127,000 customers shopped at the four stores over the Memorial Day weekend.

“Stew Leonard's is a great customer for our company," said Matt McClurg, NatureSource® Natural Angus Beef Account Manager for National Beef, who also accompanied the USPB members during the promotion. “Touring their stores I saw several opportunities to grow their volume of business with us that will save them labor and increase shelf life of some of the beef products they sell.”

“This promotion was a tremendous success,” Mike Derivan, Director of Store Operations for Stew Leonard’s, said. “We really enjoyed having the USPB ranchers here and, more importantly, so did our customers. We definitely plan on doing this again next year.”w

Members Kick Off Grilling

Season on Fox and Friends

What was supposed to be a weekend of promoting beef at Stew Leonard’s stores in Connecticut and New York quickly changed for USPB members Matt and Amy Perrier and Bill and Debbie Miller when Fox News heard that Stew Leonard was bringing some ranchers to his stores to kick off grilling season. “This was an opportunity that if we didn’t take it, we’d look back on in a few years and wonder why we didn’t do that,” Matt Perrier said when he was asked to leave his heifer AI’ing duties with his dad, Tom, and catch an early morning flight the next day for New York.

As part of the promotion with Stew Leonard’s stores, Fox and Friends weekend hosts, Alisyn Camerota, Dave Briggs and Clayton Morris interviewed Chef George, Stew Leonard’s executive chef, on how and what to grill over Memorial Day weekend. Chef

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Three Board positions up for election

Annual Meeting Scheduled for Dec. 8

U.S. Premium Beef’s fiscal year 2010 annual meeting will be conducted in Kansas City, MO, at the Kansas City Airport Hilton on December 8. Attendees will hear reports from CEO Steve Hunt on USPB ’s fiscal year results and from National Beef CEO Tim Klein on our processing company’s results.

This year there are three positions on USPB’s Board of Directors up for election. Chairman Mark Gardiner, Ashland, KS, Secretary Joe Morgan, Scott City, KS, and Doug Laue, Council Grove, KS, currently hold these seats on the Board. All three have indicated they will seek re-election for another three year term.

Unitholders who want information on becoming a candidate for USPB’s Board should contact Nominating Committee Chairwoman Mary Ann Kniebel at 785-349-2821 or the USPB office at 866-877-2525. Applications are due September 9, 2010.

Members who want to make hotel reservations to attend the annual meeting should call the Hilton at 816-891-8900 and mention they are with the “U.S. Premium Beef group”. The USPB rate is $99 plus tax per night.w

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Members Kick Off Grilling Season...          continued from page 1

George’s featured meat was Stew’s “Naked” beef.

Following that segment, Matt and Amy were asked to give the anchors a lesson on how to rope a hay bale. Much to everyone’s surprise, including Matt, he roped Camerota as she was closing that segment! He was an instant hit and could have signed autographs as he was promoting beef in Stew Leonard’s stores over the weekend.

The final segment featured a grill-off in which Bill and Debbie Miller prepared steaks “naked” in Stew Leonard’s terminology without any marinade against Matt and Amy who used a marinade provided by Chef George. The anchors declared the marinaded steak the winner, but the real winner was beef as it was featured on national television as the meat of choice for grilling over the holiday weekend.

After the Fox and Friends early morning show was over, the anchors and staff along with the show’s featured musicians of the day joined the Stew Leonard’s crew and the Perriers and Millers for breakfast steaks prepared by Chef George. “This was really a great opportunity and experience to get to promote our product on national TV,” Matt concluded.w

National Beef Named

Retailer’s Top Supplier

Stew Leonard built his business around taking care of customers and expecting the same from his employees and suppliers. Each year he recognizes suppliers who have helped his company deliver better products to his customers. This year National Beef was recognized as Stew Leonard’s top beef supplier.

Did You Know...

✓Unitholders only have about two months left to meet delivery obligations in fiscal year 2010. If you have unused delivery rights and would like USPB to help you get them leased to other producers, please call our office at 866-877-2525.

✓The easiest, most efficient way to receive settlement sheets and other USPB communications is via email. If you are not receiving USPB information at your email address please send your address to us at uspb@uspb.com. If you do not have an email address we encourage you to get one so you can receive our communications sooner and more efficiently.w

Benchmark Performance Data Table

Base Grid Harvested In KS Plants 5/09/10 to 6/05/10
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	63.88	64.29
Prime	4.11	6.64
CH & PR	75.79	85.48
CAB	24.34	35.40
BCP	13.00	16.59
Ungraded	1.31	0.39
Hard Bone	0.38	0.01
YG1	9.94	5.25
YG2	41.20	38.10
YG3	41.69	48.28
YG4	6.75	7.97
YG5	0.42	0.39
Light Weight	0.62	0.27
Heavy Weight	1.05	0.88
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$17.21	$28.47
Yield Benefit	$10.75	$19.31
Yield Grade	-$2.50	-$3.65
Out Weight	-$2.03	-$1.45
Steer/Heifer	$1.47	$1.87
ASV	$15.12	$33.35
Natural	$1.27	$3.35
Total Premium	$41.29	$81.25
USPB Non-Conditional Unit Trade Report
Linked Class A & Class B Units	FY 2010 Trades	Most Recent Trades-Oct. 2009
# Linked Units	3,800	800
Avg. Price/Unit	$153.82	$149.38